STARWOOD HOTELS TO SELL PORTFOLIO OF REAL ESTATE ASSETS TO HOST MARRIOTT
Starwood Will Manage the 38 Sheraton, W, Westin, St. Regis, and
Luxury Collection Properties as Part of 40-Year Contract With Host

WHITE PLAINS, NY, NOVEMBER 14, 2005 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood”) today announced a definitive agreement under which Host Marriott Corporation (NYSE: HMT) (“Host”) will acquire 38 properties from Starwood — including hotels under the Sheraton, W, Westin, St. Regis and Luxury Collection brands — in a stock-and-cash transaction valued at approximately $4.1 billion, including debt assumption. As part of the agreement, Starwood will generally continue to manage the properties under their current flags for up to 40 years. The boards of directors of both companies have approved the proposed transaction.
THE PORTFOLIO: Host is acquiring 38 hotels, including 20 Sheratons, 13 Westins, one St. Regis, two W’s, one Luxury Collection and one non-branded hotel. The portfolio includes 28 hotels in North America, six hotels in Europe and two each in Asia and Latin America. Total rooms in the portfolio are 18,964. Total EBITDA pre-management fees for total year 2005 for the portfolio are expected to be approximately $376 million, and $315 million post-management fees. Therefore, Host will be acquiring approximately $315 million in EBITDA. 54% of the post fee EBITDA in the portfolio is derived from Sheraton, 35% from Westin with the remainder coming from the other brands. 81% of post fee EBITDA is from North American hotels. A list of properties is provided below.
CONSIDERATION: Host will be paying $4,096 million in cash and stock based on Host’s closing stock price on Friday, November 11th of $17.44. $2,329 million or 57% will be in the form of 133.5 million shares of Host stock which will be distributed directly to Starwood holders of record at closing. $1,767 million will be in the form of cash and assumed debt including $104 million in property specific debt and, subject to bondholder consent, approximately $600 million in Sheraton Holding Corp. debt. The remaining $1,063 million will be paid in cash to both Starwood and its shareholders.
Under the terms of the sale, a subsidiary of Host will be acquiring, among other assets, all the stock of Starwood’s real estate investment trust in a transaction that will be taxable to shareholders. In this transaction, Starwood’s shareholders will receive $11.18 in value for each share of class B stock they own (based on Host’s Friday closing price). This consideration will be in the form of 0.6122 shares of Host stock and 50.3 cents in cash for each Class B share. As a result $2,451 million in cash and stock proceeds from the transaction, or 60% of total proceeds, will flow directly to Starwood shareholders. Starwood will receive $941 million in cash and transfer $704 million in debt to Host.
The $11.18 of value that the Class B shareholders will receive on a per share basis will represent taxable proceeds on the exchange of their Class B shares and will be offset by the shareholder’s cost basis in the Class B shares producing a net capital gain or loss on the transaction. Starwood will provide information to the shareholders that will assist them in the determination of the amount of the tax basis in their paired shares that is attributable to their Class B shares.
CONTRACT: The hotels sold will generally be encumbered by license and management agreements with a 20 year initial term and two 10 year extension options exercisable at Starwood’s discretion. The license agreement defines Starwood’s rights and obligations as a brand owner and pays a license fee of 5% of Gross Room Revenue and 2% of Food and Beverage revenue. The management agreement defines Starwood’s rights and obligations as a manager and pays 1% of Gross Operating Revenue and Incentive fee which is a share of profits in excess of a return on the owner’s investment. This unique structure provides enhanced influence to ensure continued brand innovation, quality and consistent and differentiated guest service experience. Under the agreements to be entered into with Host total fees for the portfolio in 2005 would have been $61 million.
Starwood and Host are committed to working together to add maximum value to this portfolio and find additional opportunities to leverage their mutual strengths going forward.
OTHER TERMS: Starwood expects minimal corporate income tax expense from the transaction. There will be the usual transaction costs including transfer taxes, consent costs, banking and legal fees.
PROFORMA IMPACT: The effect of the acquisition on Starwood’s 2006 results will depend on a number of factors including but not limited to the timing of the transaction. The closing is not expected to occur until near the end of the first quarter of 2006. Further, the closing of some or all of the properties may not occur, or could be deferred until a later time, depending on various circumstances. However, for purposes of estimating a full-year impact to Starwood’s results, a January 1, 2006 closing date for all of the properties in the portfolio was assumed. Further, assuming the REVPAR and other operating parameters underlying the guidance included in the company’s Third Quarter Earnings Press Release are unchanged and assuming (i) no other asset sales (including those previously announced), (ii) the amortization of the gain on the sale of the Host portfolio, and (iii) a tax rate of 35%, we expect post transaction 2006 EBITDA to be approximately $1.250 billion and post transaction EPS to be $2.14 (based on 226.5 million shares outstanding on a fully-diluted basis).
Steven J. Heyer, Starwood Chief Executive Officer, said: “This transaction puts a strategic stake in the ground, accelerating Starwood’s transformation from a real estate company with some hotel brands to a consumer lifestyle company with a branded hotel portfolio at its core. This well timed sale commits Starwood to an ‘asset right’ strategy, shifting our revenue and profit mix to place greater emphasis on successfully developing and leveraging our renowned brands. As a result, Starwood will be increasingly focused on driving top line growth and profitability through marketing, branding, development and, above all, providing superior experiences to our guests. At the same time, we will benefit from having Host, an extremely high-quality company with a solid leadership team, as our long-term partner.”
Mr. Heyer continued: “This transaction enables us to orient the Company toward fee-based revenues and profits, while gaining additional resources to increase investment in our hotel brands, Starwood Vacation Ownership properties, new category-killer initiatives, such as aloft in the select serve market and developing a ‘by Westin’extended stay product, as well as international growth. In addition, it provides increased opportunity to use our hotel network as a powerful distribution channel for related products and services, such as Bliss and the Heavenly Bed. The sale will increase Starwood’s growth rates and return on capital, diminish the impact of cyclical fluctuations in the real estate market on our business, reduce overhead costs and strengthen our balance sheet to fund further expansion and allow us to return value to our shareholders.”
Following the close of this transaction and other transactions previously signed or closed, Starwood will continue to own 93 properties with 28,432 rooms that produce more than $500 million in annualized EBITDA.
Mr. Heyer said: “Even after this significant transaction, Starwood will remain, and intends to remain, one of the largest owners of hotel and vacation properties. This remaining portfolio will include properties that serve to facilitate innovation speed and proof of concept for our system, support our vacation ownership business and provide significant upside potential through re-branding or redevelopment. We will seek new opportunities to maximize our return on invested capital through continued effective management of our assets and the continued purchase and churn of hotel real estate as opportunities emerge.”
The transaction is subject to the approval of Host Marriott shareholders and to customary closing conditions, including necessary regulatory approvals. The transaction is expected to be completed in the first quarter of 2006.
Bear, Stearns & Co. Inc.and Deutsche Bank AG. acted as financial advisors and Sidley Austin Brown and Wood LLP served as lead legal counsel to Starwood. Goldman Sachs served as financial advisor and Latham & Watkins and Hogan & Hartson LLP served as legal counsel to Host Marriott.

Properties
North America

Sheraton	Location	# of Rooms
Sheraton San Diego Hotel & Marina	San Diego, CA	1,044
Sheraton Boston Hotel	Boston, MA	1,216
Sheraton New York Hotel & Towers	New York, NY	1,746
Sheraton Hotel Parsippany	Parsippany, NJ	370
Sheraton Indianapolis	Indianapolis, IN	560
Sheraton Needham Hotel	Needham, MA	247
Sheraton Centre Toronto Hotel	Toronto, Ontario	1,377
Le Centre Sheraton Hotel	Montreal, Quebec	825
Sheraton Stamford Hotel	Stamford, CT	448
Sheraton Hamilton Hotel	Hamilton, Ontario	301
Sheraton Providence Airport Hotel	Providence, RI	206
Sheraton Suites Tampa Airport	Tampa, FL	259
Sheraton Hotel Braintree	Braintree, MA	374
Sheraton Milwaukee Brookfield Hotel	Brookfield, WI	389
Sheraton Tucson Hotel & Suites	Tucson, AZ	216

Westin	Location	# of Rooms
Westin Grand, D.C.	Washington D.C.	263
Westin Indianapolis	Indianapolis, IN	573
Westin Seattle	Seattle, WA	891
Westin Waltham Boston	Boston, MA	346
Westin Mission Hills Resort	Rancho Mirage, CA	512
Westin Tabor Center	Denver, CO	430
Westin Cincinnati	Cincinnati, OH	456
Westin Los Angeles Airport	Los Angeles, CA	740
Westin South Coast Plaza	Costa Mesa, CA	390

W	Location	# of Rooms
W New York	New York, NY	688
W Seattle	Seattle, WA	426

St. Regis	Location	# of Rooms
St. Regis Houston	Houston, TX	232

Other	Location	# of Rooms
Capitol Hill Suites	Washington D.C.	152
International

Sheraton	Location	# of Rooms
Sheraton Skyline Hotel & CC	London, U.K.	350
Sheraton Warsaw Hotel & Towers	Warsaw, Poland	350
Sheraton Roma Hotel & CC	Rome, Italy	634
Sheraton Santiago Hotel & CC	Santiago, Chile	379
Sheraton Fiji Resort	Nadi, Fiji	281
Westin Royal Denarau Resort (‘06)	Nadi, Fiji	273

Westin	Location	# of Rooms
Westin Palace Madrid	Madrid, Spain	468
Westin Palace Milan	Milan, Italy	228
Westin Europa & Regina	Venice, Italy	185

Luxury Collection	Location	# of Rooms
San Cristobal Tower	Santiago, Chile	139

Non-GAAP Financial Measures
EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s ability to service debt, fund capital expenditures, pay income taxes and pay cash distributions. It also facilitates comparisons between the Company and its competitors.
Starwood Hotels & Resorts Non-GAAP to GAAP Reconciliations — Future Performance In millions $

Year Ended
December31,
2006
Net Income	484
Interest expense	180
Income tax expense	261
Depreciation and amortization	325

EBITDA	1,250
Loss on asset dispositions and impairments, net	—
Discontinued operations	—

Adjusted EBITDA	1,250
Sold Assets:
Revenues	1,371
Expenses	946
Management Fee	65
Amortization of Gain on Sale	50
Starwood Conference Call/Webcast
Starwood management will host a conference call and webcast for the investment community on Monday, November 14, 2005 at noon (eastern) to discuss the agreement announced today. To participate in the conference call, please dial 877-502-9274 fifteen minutes prior to the start of the call. A playback of the conference call will be available following the call. To access the playback, please dial 888-203-1112. A live webcast of the conference call will also be available online at starwood.com.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 750 properties in more than 80 countries and 120,000 employees at its owned and managed properties. With internationally renowned brands, Starwood® corporation is a fully integrated owner, operator and franchiser of hotels and resorts including: St. Regis®, The Luxury Collection ®, Sheraton®, Westin®, Four Points® by Sheraton, and W®, Hotels and Resorts as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com
About Host Marriott Corporation
Host Marriott is a Fortune 500 lodging real estate company that owns or holds controlling interests in upscale and luxury hotel properties primarily operated under premium brands, such as Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton® and Westin®. For further information, please visit the Company’s website at www.hostmarriott.com.
(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and other factors that may cause actual results or events to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include the risk that the transaction itself will not be consummated (in whole or in part), that the timing of the closing of the transaction (in whole or in part) will differ from current expectations, that the anticipated benefits of the transaction will actually be realized as well as other risks and uncertainties presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results and events will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise).
# # #